EXHIBIT 99.1

Klinger and Noone Appointed to Mid Penn Bancorp, Inc. and Mid Penn Bank Boards of Directors

MILLERSBURG, Pa., Aug. 29, 2012 (GLOBE NEWSWIRE) -- Robert C. Grubic, Chairman of Mid Penn Bancorp, Inc. (Nasdaq:MPB) and Mid Penn Bank, today announced the appointment of Robert E. Klinger and John E. Noone to the Boards of Directors of Mid Penn Bancorp, Inc. and Mid Penn Bank.

Robert Klinger is President of Klinger Lumber Company, Inc. of Elizabethville, Pa. He holds a degree in Marketing from Shippensburg University. Klinger is a member of the Elizabethville Community Volunteer Association. Klinger and his wife, Lorie, have one daughter, Morgan, and reside in Elizabethville.

John Noone is President of Shamrock Investments, LLC, a central Pennsylvania firm investing in commercial real estate and private business equity. He is also a Principal in Quandel-Noone Development Group, LLC, which operates as a development and financing affiliate of Quandel Enterprises, Inc. Noone serves on the Operational Committee of the Pennsylvania Community Development Bank. He is a member of the Board of Governors at the West Shore Country Club. Noone and his wife, Lori, have two daughters and have resided in the Mechanicsburg area for 21 years.

Mid Penn Bank has been an independently owned community bank since 1868 and continues to operate from its original location at 349 Union Street, Millersburg, Dauphin County, Pennsylvania. The Bank has 14 retail locations in Dauphin, Cumberland, Northumberland and Schuylkill Counties and provides local service, decision-making and support for the communities it serves. For more information about Mid Penn, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

CONTACT: Rory G. Ritrievi
         President and Chief Executive Officer
         717-692-7103
         rory.ritrievi@midpennbank.com